EXHIBIT 5.1
September 2, 2005
Holly Energy Partners, L.P.
Holly Energy Finance Corp.
HEP Logistics GP, L.L.C.
Holly Energy Partners — Operating, L.P.
HEP Pipeline GP, L.L.C.
HEP Refining GP, L.L.C.
HEP Mountain Home, L.L.C.
HEP Pipeline, L.L.C.
HEP Refining, L.L.C.
HEP Woods Cross, L.L.C.
HEP Navajo Southern, L.P.
HEP Pipeline Assets, Limited Partnership
HEP Refining Assets, L.P.
HEP Fin—Tex/Trust — River, L.P.
100 Crescent Court, Suite 1600
Dallas, Texas 75201-6927
Ladies and Gentlemen:
     We have acted as counsel for Holly Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) and the Prospectus (the “Prospectus”) contained therein under the Securities Act of 1933, as amended (the “Securities Act”), registering (a) the offer and sale from time to time by the Partnership of up to $800,000,000 of common units representing limited partner interests in the Partnership (the “Common Units”) and/or debt securities, which may be co-issued by the Partnership’s subsidiary Holly Energy Finance Corp., a Delaware corporation (“Holly Energy Finance”), in one or more series, consisting of notes, bonds, debentures or other evidences of indebtedness (the “Debt Securities”) and the guarantees (the “Guarantees”) of the Debt Securities by HEP Logistics GP, L.L.C., a Delaware limited liability company (“OLP GP”), Holly Energy Partners — Operating, L.P., a Delaware limited partnership (“Operating Partnership”), HEP Pipeline GP, L.L.C., a Delaware limited liability company (“Pipeline GP LLC”), HEP Refining GP,

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas	Trammell Crow Center, 2001 Ross Avenue, Suite 3700
Dubai Houston London Moscow New York Tokyo Washington	Dallas, TX 75201-2975 Tel 214.220.7700 Fax 214.220.7716
www.velaw.com

Holly Energy Partners, L.P. September 2, 2005 Page 2
L.L.C., a Delaware limited liability company (“HEP Refining GP”), HEP Mountain Home, L.L.C., a Delaware limited liability company (“Mountain Home”), HEP Pipeline, L.L.C., a Delaware limited liability company (“HEP Pipeline”), HEP Refining, L.L.C., a Delaware limited liability company (“HEP Refining”), HEP Woods Cross, L.L.C., a Delaware limited liability company (“HEP Woods Cross”), HEP Navajo Southern, L.P., a Delaware limited partnership (“Navajo Southern”), HEP Pipeline Assets, Limited Partnership, a Delaware limited partnership (“Pipeline Assets LP”), HEP Refining Assets, L.P., a Delaware limited partnership (“Refining Assets LP”) and HEP Fin-Tex/Trust-River, L.P., a Texas limited partnership (“HEP Fin-Tex,” and, together with OLP GP, Operating Partnership, Pipeline GP LLC, HEP Refining GP, Mountain Home, HEP Pipeline, HEP Refining, HEP Woods Cross, Navajo Southern, Pipeline Assets LP and Refining Assets LP, the “Subsidiary Guarantors”) and (b) up to 1,170,000 common units representing limited partner interests in the Partnership that may be resold by or for the account of the selling unitholders named in the Registration Statement (the “Selling Unitholder Units”). The Common Units, Debt Securities, Guarantees and Selling Unitholder Units are collectively referred to herein as the “Securities.”
     We have reviewed the Registration Statement, the Prospectus, the First Amended and Restated Limited Partnership Agreement of the Partnership, the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) in connection with the formation of the Partnership, articles of incorporation, bylaws, limited liability company agreements, limited partnership agreements and other formation documents, as applicable, of Holly Energy Finance and the Subsidiary Guarantors, the forms of Senior and Subordinated Indentures filed as exhibits to the Registration Statement and such other documents, certificates and instruments as we have deemed necessary or appropriate for purposes of this opinion.
     In connection with this opinion, we have assumed that
     (1) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective;
     (2) a Prospectus Supplement will have been prepared and filed with the Commission describing any Securities offered by the Partnership;

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     (3) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any applicable Prospectus Supplement; and
     (4) any definitive purchase, underwriting or similar agreement with respect to any Securities will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto.
     Based upon and subject to the foregoing, we are of the opinion that:
     (1) With respect to the Common Units, when (i) the Partnership has taken all necessary action to approve the issuance of such Common Units, the terms of the offering thereof and related matters and (ii) the Common Units have been issued and delivered in accordance with the terms of any applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration therefor provided for therein, then the Common Units will be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Section 17-607 of the DRULPA and as described in the Prospectus).
     (2) With respect to the Debt Securities and the Guarantees, when (i) the applicable Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (ii) the Partnership, Holly Energy Finance and the Subsidiary Guarantors, as applicable, have taken all necessary action to approve the issuance and terms of such Debt Securities and Guarantees, the terms of the offering thereof and related matters and (iii) such Debt Securities and Guarantees have been duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable Indenture and any applicable definitive purchase, underwriting or similar agreement approved by the Partnership, Holly Energy Finance and the Subsidiary Guarantors, as applicable, upon payment of the consideration therefor provided for therein, such Debt Securities and Guarantees will be legally issued and will constitute valid and legally binding obligations of the Partnership, Holly Energy Finance and the Subsidiary Guarantors, as applicable.
     (3) The Selling Unitholder Units are validly issued, fully paid and non-assessable.
     This opinion is limited in all respects to the federal laws of the United States of America, the contract law of the State of New York, the laws of the State of Texas, the Delaware Revised Uniform Limited Partnership Act, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

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     We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P